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                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
                PURSUANT TO SECTION 13 or 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

Date of Report . . . . . . . . . . . . . . .    April 16, 1998
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                 BLACK DOME ENERGY CORPORATION
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     (Exact name of Registrant as specified in its charter)

     Colorado                    0-9394            84-0808397
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State or other jurisdiction    Commission     (I.R.S. Employer
of incorporation               File Number    Identification No.)

P.O. Box 4119            Evergreen, Colorado       80437
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(Address of principal executive offices)            (Zip Code)

                         (303) 674-8756
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                  Registrant's telephone number,
                       including area code

                             N/A
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  (Former name or former address, if changed since last report)
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Item 5.  Other Events.
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     On April 16, 1998, Black Dome Energy Corporation ("Black Dome" or the
"Company") announced to the National Association of Securities Dealers, Inc. that the Company intends to cause a liquidating distribution to be made to holders of record of the Company's no par value common stock as of April 30, 1998 (the "Record Date"). It is currently anticipated that the subject distribution will commence on or about May 15, 1998, and that each shareholder of record as of the Record Date will be entitled to receive, in cash, an amount equal to approximately $11.70 per share. As a method of settlement of fractional interests, each shareholder of record will be entitled to receive a proportionate share of the amount of the liquidating distribution.

     The liquidating distribution had been delayed in part because the Company had been named as a defendant in litigation concerning the Company's guarantee of certain indebtedness of Dean J. Writer, Jr. to Capitol Federal Savings and Loan Association. The Company has entered into an agreement with the plaintiff which, upon the entry of an appropriate Order by the Court, would settle this litigation against Black Dome. Under the terms of the agreement with the plaintiff, Black Dome is not required to make any monetary payments. The Company expects that an Order for the dismissal of Black Dome from the litigation will be entered by the Court in early May, 1998. The Company is currently unaware of any remaining condition which must be satisfied or government approval which must be secured to enable payment of the liquidating distribution.

     As previously reported, in December, 1997, the Company transferred all of its assets to Clayton Corporation (a privately-held Nevada corporation controlled by Edgar J. Huff, the Company's President and controlling shareholder) to hold in a liquidating trust for distribution to the Company's shareholders. Although all of the third-party costs associated with the distribution of its assets are to be paid by Clayton Corporation as trustee from the assets it currently holds in trust for the shareholders of the Company, Clayton Corporation is to receive no compensation for its services. At the direction of the Company's Board of Directors, all of the trust proceeds have been invested in a money market account with Olde Discount Corporation for the benefit of the Company's shareholders. All earnings on the account are to be distributed with the trust assets on a pro rata basis after the payment of all third-party costs associated with the winding up of the Company's affairs and causing the subject distribution to be made.

     As of March 27, 1998 (the date of the most recent account statement), the money market account at Olde Discount Corporation had a balance of $882,440. The estimated amount of remaining third-party costs associated with the winding up of the Company's affairs and causing the subject distribution to be made is $20,000. The remaining amount is the amount that (together with earnings on the account that accrue after March 27, 1998) is currently anticipated to be distributed to shareholders commencing on May 15, 1998 (after a 1-for-1,001 share reverse stock split which occurred in 1994, the Company has currently issued and outstanding 73,755 shares of its common stock). As the Company has transferred all of its assets to be held in trust for the benefit of its shareholders and therefore no longer has any assets or transacts any business, it intends to terminate its obligation to file reports with the Securities and Exchange Commission before May 15, 1998, which is the date on which the Company's next Quarterly Report on Form 10Q would otherwise become due.
                               -2-
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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             BLACK DOME ENERGY CORPORATION
                             Registrant

Date: April 24, 1998         By:/s/ Edgar J. Huff
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                                  Edgar J. Huff, President and
                                  Chief Financial Officer